Exhibit 99.2

Horsehead Holding Corp. Announces Public Offering 5,000,000 Shares of Common Stock

PITTSBURGH, PA--(BUSINESS WIRE)--October 23, 2013--Horsehead Holding Corp. (the "Company") (Nasdaq: ZINC), a leading U.S. producer of specialty zinc and zinc-based products, announced today that it plans to offer 5,000,000 shares of its common stock in an underwritten public offering. In connection with the offering, the Company intends to grant the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock.

The Company plans to use the net proceeds of the offering for general corporate purposes, including capital expenditures, acquisitions and working capital.

Stifel, Nicolaus & Company, Incorporated is acting as the sole book-running manager for the offering. FBR Capital Markets & Co. and Oppenheimer & Co. Inc. are acting as co-managers.

The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The securities described above are being offered pursuant to a "shelf" registration statement previously filed and declared effective by the Securities and Exchange Commission (SEC) on October 3, 2013. The offering is being made only by means of a prospectus supplement and accompanying base prospectus. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to the offering may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One South Street, 15th Floor, Baltimore, MD 21202, or by calling (855) 300-7136. An electronic copy of the preliminary prospectus supplement and accompanying base prospectus relating to the offering is available on the website of the SEC at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company, a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, PA, employs approximately 1,100 people and has production and/or recycling operations at seven facilities located in the U.S. and in Canada.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including the proposed offering and the use of proceeds therefrom. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. Investors are cautioned that forward-looking statements involve risks and uncertainty, including, but not limited to, whether or not we will ultimately offer shares of our common stock and consummate the offering, and if we do, the size, terms, timing and use of proceeds of the offering. Our actual results could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, Vice President & CFO, 724-773-9000